UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Janus Detroit Street Trust

(Name of Registrant as Specified in Its Charters)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

[Advisor logo]

Dear [Client/First Name/Last Name]:

[Advisor Name] at [Advisor’s Firm Name] encourages you to participate in the Joint Special Meeting of Shareholders for your Janus Henderson ETF.

Your vote is needed to approve a new investment advisory agreement to allow Janus Henderson to continue managing [your ETF/ETF name] following the proposed acquisition of Janus Henderson by Trian and General Catalyst.

The terms of your ETF’s new advisory agreement are substantially identical to those of your ETF’s current advisory agreements. There is no change in the fee rate payable by your ETF to the adviser.

[The Board of Trustees of your ETF unanimously recommends that shareholders vote “FOR” all proposals.]

Your vote is very important, please vote today!

Simply use one of the following methods to promptly provide your voting instructions:

1.

Vote with a live Proxy Specialist – You may cast your vote with a live proxy specialist by calling toll free at 1-855-206-2309 between the hours of 9:00am -10:00pm EST, Monday through Friday and 10:00am – 6:00pm EST Saturday and Sunday.

2.	Vote Online – You can vote at www.votejhi.com/etfs. Please have your 16 digit control number ready to vote.

Please vote today. We urge you to submit your vote before [May 29th, 2026].

Detailed information on the meeting and the proposals can be found by visiting Janus Detroit Street Trust, SEC Filings.

Important Information for Fund Shareholders

Shareholders of the Fund are being asked to vote on matters described in a proxy statement that has been distributed to shareholders. The proxy statement contains important information and should be read carefully.

Please note Janus Henderson has partnered with Alliance Advisors, an industry-leading proxy solicitor, who will be reaching out to shareholders during the proxy approval process to help shareholders cast their votes.

[View the Proxy Statement – link to proxy]

[How to Vote – link to voting website]